EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Enbridge Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	7.375% Fixed-to-Fixed Rate Subordinated Notes Series 2022-B due 2083	457(r)	$500,000,000	100.000%	$500,000,000	0.0000927	46,350
	Debt	7.625% Fixed-to-Fixed Rate Subordinated Notes Series 2022-C due 2083	457(r)	$600,000,000	100.000%	$600,000,000	0.0000927	55,620

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					1,100,000,000		101,970
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							101,970